Exhibit 10.6

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”) is made as of May 25, 2010 (the “Effective Time”), between Xerium Technologies, Inc., a Delaware corporation (the “Company”), and the stockholders party hereto (collectively, the “Stockholder”). Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 4 hereof.

WHEREAS, the Company has issued shares of its common stock, par value, $0.001 per share, of the Company (the “Common Stock”) pursuant to, and upon the terms set forth in, the plan of reorganization of the Company and certain of its subsidiaries under Chapter 11 of Title 11 of the United States Code; and

WHEREAS, the Company has agreed to permit the Stockholder, who Beneficially Owns 1,342,151 shares (the “Number of Shares”) of Common Stock on the date hereof, to designate one or more persons for nomination for election to the board of directors of the Company (the “Board”) on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Board of Directors.

(a) Subject to the terms and conditions of this Agreement, from and after the Effective Time and until a Termination Event shall have occurred, the Stockholder shall have the right to designate one person in the aggregate to be nominated for election to the Board (the “Nominee”) by giving written notice to the Company in accordance with the Company’s Bylaws, but in no event later than sixty (60) days prior to the deadline for receipt of a stockholder proposal to be eligible for inclusion in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, with respect to any meeting of the Company’s stockholders at which directors are to be elected, which notice shall include all information regarding the Nominee that is required by applicable law, the Company’s Bylaws, the rules and regulations of the Securities and Exchange Commission and the listing standards of any national securities exchange on which the Common Stock is listed, provided however, that, before the Nominee will be included in the Board’s slate of nominees submitted to the stockholders for election as members of the Board at the next meeting of stockholders called with respect to such election, the Nominating and Corporate Governance Committee of the Board must consent to his/her nomination, such consent not to be unreasonably withheld.

(b) For a period of thirty (30) days from the date of receipt of the Stockholder’s nomination pursuant to Section 1(a) hereof (the “Initial Review Period”), the Stockholder will (i) provide such additional information about the Nominee as reasonably requested by the Nominating and Governance Committee of the Board and (ii) cause the Nominee to be available for interviews and discussions with the Nominating and Corporate Governance Committee of the Board.

(c) If the Nominating and Governance Committee consents to the nomination of the Nominee by the end of the Initial Review Period, the Company shall take all actions reasonably necessary to ensure that: (i) the Nominee is included in the Board’s slate of nominees submitted to the stockholders for election as directors at the next meeting of stockholders called with respect to such election, and at every adjournment or postponement thereof (the “Next Election”); and (ii) the Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for the Next Election.

(d) If the Nominating and Governance Committee does not provide its consent pursuant to Section 1(a) hereof, then the Stockholder shall have the right to designate an alternative person to be nominated for election by the Board (the “Alternate Nominee”) by giving written notice to the Company in accordance with the Company’s Bylaws, but in no event later than fifteen (15) days after the expiration of the Initial Review Period, which notice shall include all information regarding the Alternate Nominee that is required by applicable law, the Company’s Bylaws, the rules and regulations of the Securities and Exchange Commission and the listing standards of any national securities exchange on which the Common Stock is listed.

(e) For a period of fifteen (15) days from the date of receipt of the Stockholder’s written notice proposing an Alternate Nominee pursuant to Section 1(d) hereof (the “Second Review Period”), the Stockholder will (i) provide such additional information about the Alternate Nominee as reasonably requested by the Nominating and Governance Committee of the Board and (ii) cause the Alternate Nominee to be available for interviews and discussions with the Nominating and Governance Committee of the Board.

(f) If the Nominating and Governance Committee consents to the nomination of the Alternate Nominee by the end of the Second Review Period, the Company shall take all actions reasonably necessary to ensure that: (i) the Alternate Nominee is included in the Board’s slate of nominees submitted to the stockholders for election as directors at the Next Election; and (ii) the Alternate Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for the Next Election.

(g) The Company shall work in good faith with the Stockholder to identify and pre-clear Nominees and Alternate Nominees, as the case may be, in advance of deadlines contained in Sections 1(b) and 1(e) hereof and take such other actions as reasonably requested by the Stockholder to assist the Stockholder in submitting Nominees or Alternate Nominees, as the case may be, that will obtain the requisite consent required under Section 1(a) hereof.

(h) Notwithstanding anything to the contrary contained herein, the rights of the Stockholder under this Agreement shall terminate automatically as soon as the Stockholder, together with its Affiliates, ceases to Beneficially Own at least one-half of the Number of Shares of Common Stock (a “Termination Event”). The Stockholder shall notify the Company within three Business Days after the occurrence of a Termination Event. At the time of nomination, a Nominee or Alternate Nominee, as applicable, shall execute and deliver a resignation letter that shall be irrevocable upon election of such Nominee or Alternate Nominee as a member of the Board and shall be effective automatically upon the occurrence of a Termination Event.

(i) Prior to a Termination Event, if a vacancy occurs because of the death, disability, disqualification, resignation or removal of a Nominee or Alternate Nominee, as the case may be, as a member of the Board, the Company shall provide notice of such vacancy to the Stockholder within five (5) Business Days of such vacancy. The Stockholder shall be entitled to designate such person’s successor by giving written notice to the Company within thirty (30) days of the date the Stockholder receives notification of the vacancy from the Company (the “Initial Vacancy Review Period”), such notice to the Company to include all information regarding such proposed successor that is required by applicable law, the Company’s Bylaws, the rules and regulations of the Securities and Exchange Commission and the listing standards of any national securities exchange on which the Common Stock is listed, provided however, that, before such successor will be appointed to fill such vacancy, the Nominating and Corporate Governance Committee of the Board must consent to his/her appointment, such consent not to be unreasonably withheld. Any successor that is appointed to fill a vacancy pursuant to this Section 1(i) shall have the right to serve until the next meeting of the stockholders of the Company at which directors are elected, or until his/her successor is elected and duly qualified. If the Nominating and Governance Committee does not provide its consent within the Initial Vacancy Review Period, then the Stockholder shall have the right to designate an alternative person to fill the vacancy (the “Alternative Vacancy Nominee”) by giving written notice to the Company in accordance with the Company’s Bylaws, but in no event later than fifteen (15) days after the expiration of the Initial Vacancy Review Period, which notice shall include all information regarding the Alternate Nominee that is required by applicable law, the Company’s Bylaws, the rules and regulations of the Securities and Exchange Commission and the listing standards of any national securities exchange on which the Common Stock is listed. If the Nominating and Governance Committee does not provide its consent to the Alternative Vacancy Nominee within thirty (30) days of receipt of his/her designation from the Stockholder, then the Nominating and Governance Committee shall have the right to appoint a director to fill the vacancy, provided however, that so long as a Termination Event has not occurred prior to the next meeting of the stockholders of the Company at which directors are elected, the Stockholder shall have to right to designate the person to be nominated for election to the Board to fill the vacant Board seat subject of this Section 1(i) at such meeting in accordance with Sections 1(a) through (f) hereof and subject to the limitations therein.

(j) The Nominee or Alternate Nominee, as applicable, shall be entitled to all rights and privileges as a member of the Board as other similarly situated members of the Board for their service to the Company (e.g., out-of-pocket expenses for attending meetings, compensation for service to the Company).

(k) Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, the Stockholder shall only have the right to nominate or designate one person at a time to serve as a member of the Board, and in no event will the Company or the Board be obligated to nominate or designate a person to the Board that, upon such person’s election by the stockholders of the Company or appointment by the Board, would result in more than one nominee or designee of the Stockholder serving as a member of the Board.

(l) Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be nominated for election to the Board or recommend to the stockholders the election of any person (i) who fails to submit to the Company on a timely basis such questionnaires as the Company may reasonably require of its directors generally and such other information as the Company may reasonably request in connection with the preparation of its filings under the federal securities laws; or (ii) the nomination of whom the Board or the Nominating and Governance Committee determines in good faith, after consultation with outside legal counsel, would constitute a breach of its fiduciary duties or applicable law or violate the Company’s Certificate of Incorporation; provided, however, that upon the occurrence of either (i) or (ii) above, the Company shall promptly notify the Stockholder of the occurrence of such event and permit the applicable Stockholder to provide an alternate person in accordance with the applicable provisions hereof (Section 1(d) for Nominees or Alternate Nominees for election at stockholder meetings and Section 1(i) with respect to the filling of vacancies on the Board) and the Company shall use commercially reasonable efforts to perform its obligations hereunder with respect to such alternate person, provided however, that, notwithstanding anything to the contrary contained herein, in no event shall the Company be obligated to postpone, reschedule or delay any scheduled meeting of the stockholders with respect to such election of any person nominated to the Board pursuant to the provisions of this Agreement.

Section 2. Further Obligations.

(a) The Company shall (i) maintain directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary, (ii) for so long as any Nominee or Alternate Nominee serves as a member of the Board, maintain such coverage with respect to such Nominee or Alternate Nominee and (iii) for two years after such Nominee or Alternate Nominee ceases to be a member of the Board maintain coverage with respect to any act or omission occurring while such Nominee or Alternate Nominee was a member of the Board.

(b) For so long as any Nominee or Alternate Nominee serves as a member of the Board, the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any such Nominee or Alternate Nominee.

(c) Notwithstanding anything to the contrary contained herein, it shall be reasonable for the Nominating and Governance Committee to withhold its consent for any person suggested for nomination or appointment to the Board pursuant to terms of this Agreement, if the Board or the Nominating and Governance Committee determines, in good faith, that none of the persons suggested for nomination or appointment to the Board pursuant to the terms of this Agreement and the Other Nomination Agreement is “independent” in accordance with the standards for director independence adopted by the Board, or, if the Common Stock is listed on any national securities exchange, such standards consistent with the rules of such national securities exchange.

Section 3. Transfers; Termination.

(a) The Stockholder’s rights hereunder do not attach to its shares of Common Stock and may only be assigned pursuant to a Permitted Assignment under Section 5 hereof.

(b) Except pursuant to a Permitted Assignment under Section 5 hereof, this Agreement shall terminate automatically upon the occurrence of a Termination Event and shall be of no further force and effect, and no party hereto shall have any surviving obligations, rights, or duties hereunder after a Termination Event; provided that the Stockholder shall be obligated to comply with Section 1(h) hereof.

Section 4. Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Alternate Nominee” has the meaning set forth in Section 1(d) hereof.

“Alternative Vacancy Nominee” has the meaning set forth in Section 1(i) hereof.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in recitals.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Effective Time” has the meaning set forth in the preamble.

“Initial Review Period” has the meaning set forth in Section 1(b) hereof.

“Initial Vacancy Review Period” has the meaning set forth in Section 1(i) hereof.

“Joinder Agreement” has the meaning set forth in Section 5 hereof.

“Next Election” has the meaning set forth in Section 1(c) hereof.

“Nominee” has the meaning set forth in Section 1(a) hereof.

“Number of Shares” has the meaning set forth in Recitals hereto.

“Other Nomination Agreement” means the Nomination Agreement, dated as of the date hereof, between the Company and AS Investors, LLC.

“Permitted Assignee” means an Affiliate of the Stockholder so long as the Affiliate, together with the Stockholder and the other Affiliates of the Stockholder, hold in the aggregate at least one-half the Number of Shares of Common Stock.

“Permitted Assignment” has the meaning set forth in Section 5 hereof.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Second Review Period” has the meaning set forth in Section 1(e) hereof.

“Stockholder” has the meaning set forth in the preamble.

“Termination Event” has the meaning set forth in Section 1(h) hereof.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law) of Common Stock.

Section 5. Assignment; Benefit of Parties; Transfer.

No party may assign this Agreement or any of its rights or obligations hereunder and any assignment hereof will be null and void except that (a) the Stockholder may assign, in whole, but not in part, this Agreement to a Permitted Assignee (a “Permitted Assignment”); provided that in each case the Permitted Assignee executes a joinder agreement pursuant to which such Permitted Assignee agrees to be bound by the terms hereof as the Stockholder hereunder (a “Joinder Agreement”). The Stockholder shall notify the Company immediately upon any such Permitted Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and Permitted Assignees for the uses and purposes set forth and referred to herein. In the event of a Transfer by a Stockholder, the transferee shall not have the rights and powers of a Stockholder hereunder unless (i) the transferee is a Permitted Assignee of the Stockholder prior to and following the Transfer and (ii) the Stockholder and such transferee comply with the terms of this Agreement, including without limitation the obligation under this Section 5 for the Transferee to execute a Joinder Agreement. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement. For the avoidance of doubt, in the event of a Permitted Assignment, the Permitted Assignee shall be deemed be the Stockholder for purposes of this Agreement

Section 6. Remedies.

The Company and the Stockholder shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Company and the Stockholder shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 7. Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) telecopied or sent by facsimile to the recipient, or (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Stockholder or the Company at the address set forth below, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

The Stockholder’s address is:

Carl Marks Strategic Investments, L.P.

900 Third Avenue, 33rd Floor

New York, NY 10022-4775

Attention: James F. Wilson

Facsimile: (212) 980-2630

and

Carl Marks Strategic Opportunities Fund, L.P.

900 Third Avenue, 33rd Floor

New York, NY 10022-4775

Attention: James F. Wilson

Facsimile: (212) 980-2630

with copies to:

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, NY 10112

Attention: Sey-Hyo Lee

Facsimile: (646) 710-1064

The Company’s address is:

Xerium Technologies, Inc.

8537 Six Forks Road, Suite 300

Raleigh, NC 27615

Attention: Chief Financial Officer

Facsimile: (919) 556-2432

with copies to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP

2500 Wachovia Capital Center

Raleigh, NC 27601

Attention: Gerald F. Roach

Facsimile: (919) 821-6800

and

Cadwalader, Wickersham & Taft LLP

1 World Financial Center

New York, NY 10281

Attention: R. Ronald Hopkinson

       Peter C. Gyr

Facsimile: (212) 504-6666

Section 8. Adjustments.

If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made to the definition of Number of Shares and in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

Section 9. Descriptive Headings, Interpretation, No Strict Construction.

The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The words “include,” “includes” or “including” in this Agreement shall be deemed to be followed by “without limitation.” The use of the words “or,”

“either” or “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time. All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successors thereto from time to time.

Section 10. No Third-Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the parties hereto and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

Section 11. Further Assurances.

Each of the parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 12. Counterparts.

This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 13. Delivery by Facsimile and Electronic Means.

This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 14. Arm’s Length Agreement.

Each of the parties to this Agreement agrees and acknowledges that this Agreement has been negotiated in good faith, at arm’s length, and not by any means prohibited by law.

Section 15. Sophisticated Parties; Advice of Counsel.

Each of the parties to this Agreement specifically acknowledges that (i) it is a knowledgeable, informed, sophisticated Person capable of understanding and evaluating the provisions set forth in this Agreement and (ii) it has been fully advised and represented by legal counsel of its own independent selection and has relied wholly upon its independent judgment and the advice of such counsel in negotiating and entering into this Agreement.

Section 16. Governing Law.

This Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) to the extent such rules or provisions would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 17. Submission to Jurisdiction.

Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby must be brought in the United States District Court located in the State of Delaware or any Delaware state court, and each party consents to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such, action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 18. Waiver of Jury Trial.

Each of the parties to this Agreement hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into this Agreement, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO

THIS SECTION 18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 19. Complete Agreement.

This Agreement and any Joinder Agreements hereto represent the complete agreement between the parties hereto as to all matters covered hereby, and supersedes any prior agreements or understandings between the parties.

Section 20. Severability.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 21. Amendment and Waiver.

Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholder unless such modification is approved in writing by the Company and the Stockholder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Company:

XERIUM TECHNOLOGIES, INC

By:	/s/ David Maffucci
Name: David Maffucci
Title: Executive Vice President, Chief Financial Officer and Assistant Secretary

Stockholder:

CARL MARKS STRATEGIC INVESTMENTS, L.P.

By:	CMSI GP LLC,
its General Partner

	By:	/s/ Robert C. Ruocco
Name: Robert C. Ruocco
Title: Managing Director
Address: 900 Third Avenue, 33rd Floor
New York, NY 10022-4775
Facsimile: 212-980-2630

Stockholder:

CARL MARKS STRATEGIC OPPORTUNITIES FUND, L.P.

By:	Carl Marks GP LLC,
its General Partner

	By:	/s/ Robert C. Ruocco
Name: Robert C. Ruocco
Title: General Partner
Address: 900 Third Avenue, 33rd Floor
New York, NY 10022-4775
Facsimile: 212-980-2630